Exhibit 10.1

July 16, 2019

Maggie Thompson

[****]

[****]

Dear Maggie:

As we’ve discussed, you have requested to retire from full time work, and we have agreed that effective August 1, 2019 (the “Transition Date”) you will cease serving Tactile Systems Technology, Inc. (“Tactile”) as its Senior Vice President, Reimbursement and Payer Relations and will instead begin serving Tactile in the part-time role of Vice President, Payer Initiatives.

The following is a summary of the key terms of your continued employment with Tactile, beginning as of the Transition Date:

Position:	You will be employed by Tactile as its Vice President, Payer Initiatives, reporting to Tactile’s Chief Executive Officer. The current job description for this role is enclosed.

Salary:	Your annualized base salary will be $150,000, payable in accordance with Tactile’s normal payroll practices and procedures.

Bonus:

Your 2019 bonus will be prorated for time served as its Senior Vice President, Reimbursement and Payer Relations in 2019. In addition, you may be eligible for a discretionary bonus, as determined by Tactile in its sole discretion.

Equity:	There will be no modifications to your current equity awards.

Benefits:

You will continue to be eligible to participate in the various employee benefit plans offered by Tactile from time to time, subject to the eligibility and other provisions of those plans. Tactile does not assure the adoption or continuation of any particular employee benefit plan or program. As a result of your ceasing to serve in the role of Senior Vice President, Reimbursement and Payer Relations, as of the Transition Date you will no longer be a Participant in the Tactile Systems Technology, Inc. Executive Employee Severance Plan. For additional information about any employee benefit plan, contact Juleen Krings.

Expenses:

You will continue to be reimbursed for all legitimate and necessary business expenses at the Senior VP level, including mileage, in accordance with Tactile’s normal reimbursement policies and procedures.

Other:

You remain bound by all terms of the Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement you signed on November 1, 2018 (the “Restrictive Covenants Agreement”) that remain in effect during and after your employment with Tactile. A copy of the Restrictive Covenants Agreement is enclosed.

To confirm your agreement to continued employment with Tactile as outlined in this letter agreement, please counter-sign below and return this signed letter agreement to Juleen Krings on or before the Transition Date.

This letter agreement does not provide for employment for a specific period of time. Your employment with Tactile remains “at will,” which means employment may be terminated at any time, with or without notice and for any or no reason, at the option of either you or Tactile. You also should understand that the compensation and benefits described in this letter are subject to change during your employment at the discretion of Tactile.

This letter agreement sets forth the entire agreement and understanding between you and Tactile regarding your employment with Tactile and supersedes any and all other agreements, either oral or in writing, between Tactile and you; provided, however, this letter agreement does not supersede or amend the Restrictive Covenants Agreement or any outstanding equity award agreements with Tactile, each of which remains in effect in accordance with its terms. This letter agreement is governed by and construed in accordance with the laws of the State of Minnesota.

We look forward to you continuing your employment with Tactile as its Vice President, Strategic Payer Initiatives! If you have any questions regarding this letter agreement, please do not hesitate to contact me or Juleen Krings.

Sincerely,

Tactile Systems Technology, Inc.

/s/ Gerald R. Mattys
Gerald R. Mattys
Chief Executive Officer

Enclosures:                                  Vice President, Payer Initiatives Job Description
Restrictive Covenants Agreement

I have read and accept the terms of this letter agreement. I hereby resign my position as an officer of Tactile.

/s/ Mary M. Thompson
Mary M. (Maggie) Thompson

7-16-2019
Date